                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting material pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             Samsonite Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------


     (2) Form, schedule or registration statement no.:

     -------------------------------------------------------------------------


     (3) Filing party:

     -------------------------------------------------------------------------


     (4) Date filed:

     -------------------------------------------------------------------------

                                    [LOGO]


                             SAMSONITE CORPORATION


                                   NOTICE OF

                                     2001

                                ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                            YOUR VOTE IS IMPORTANT!

               PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR
                        PROXY IN THE ENCLOSED ENVELOPE.


                             SAMSONITE CORPORATION
                         11200 East Forty-Fifth Avenue
                            Denver, Colorado 80239

                             SAMSONITE CORPORATION



                                                                    May 10, 2001


Dear Samsonite Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M. Mountain Time at the Hilton Garden Inn - Denver Airport, 16475 East 40th Circle, Aurora, Colorado on June 18, 2001. Information about the meeting, the nominees for election as directors of the Company and the other proposals to be considered at such meeting are presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during fiscal year 2001, which ended January 31, 2001. This will be followed by a question and answer period.

     Your participation in the Company's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy card promptly.

     We look forward to seeing you on June 18, 2001.


                                        Sincerely,

                                        Luc Van Nevel
                                        President and Chief Executive Officer

                           NOTICE OF ANNUAL MEETING

                                 May 10, 2001



The Annual Meeting of Stockholders of Samsonite Corporation will be held in the Hilton Garden Inn - Denver Airport, 16475 East 40th Circle, Aurora, Colorado on June 18, 2001, at 10:00 A.M. local time for the following purposes:

     1. To elect four Class III directors for a term of three years and until their successors are elected and qualified;

     2. To amend the 1996 Directors' Stock Plan to provide for additional shares of Common Stock available for issuance under the plan and to extend the term of the plan;

     3. To approve and ratify the appointment of KPMG LLP as independent auditors for fiscal 2002; and

     4. To transact such other business as may properly come before the meeting.


Stockholders of record at the close of business on April 20, 2001 are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the office of Corporate Secretary, Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239, for a period of ten days prior to the meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Richard H. Wiley
                                    Secretary

Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado  80239
May 10, 2001

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
GENERAL INFORMATION............................................................................................         1
VOTING OF PROXIES..............................................................................................         1
ATTENDANCE AT ANNUAL MEETING...................................................................................         2
SHAREHOLDER PROPOSALS..........................................................................................         2
   PROPOSAL 1. Election of Directors...........................................................................         2
               Directors Meetings and Compensation.............................................................         3
               Certain Committees of the Board.................................................................         3
               Compliance with Exchange Act Requirements.......................................................         4
   PROPOSAL 2. Authorization of additional shares for issuance under the 1996 Directors' Stock Plan and
               extension of the term of the Plan...............................................................         4
   PROPOSAL 3. Approval and Ratification of Appointment of Independent Auditors................................         6
DIRECTORS......................................................................................................         6
EXECUTIVE OFFICERS.............................................................................................         7
REPORT OF THE AUDIT COMMITTEE..................................................................................         8
EXECUTIVE COMPENSATION.........................................................................................         9
PERFORMANCE GRAPH..............................................................................................        19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................        20
OTHER MATTERS..................................................................................................        22
1996 DIRECTORS' STOCK PLAN.....................................................................................   ANNEX A
AUDIT COMMITTEE CHARTER........................................................................................   ANNEX B

                                PROXY STATEMENT


GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Samsonite Corporation ("Samsonite" or the "Company") of proxies to be voted at the Annual Meeting of the Company's stockholders on June 18, 2001 or any postponements or adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001 are being mailed to stockholders on or about May 10, 2001. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and generally will be limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions of the Company's By-laws that require advance notice and disclosure of relevant information.

     The number of voting securities of the Company outstanding on April 20, 2001, the record date for the meeting, was 19,788,440 shares of common stock, par value $.01 per share ("Common Stock"), each share being entitled to cast one vote. Unless otherwise indicated, information presented herein is as of April 30, 2001.


VOTING OF PROXIES

     Since many of the Company's stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card and sign, date and return the card in the enclosed envelope.

     By completing and returning the accompanying proxy card, the stockholder authorizes Douglas W. Sundby and Richard H. Wiley, as designated on the face of the proxy card, to vote all shares for the stockholder. All returned proxy cards that are properly executed will be voted as the stockholder directs. If no direction is given, the executed proxy cards will be voted FOR Proposals 1, 2 and 3 described in this Proxy Statement. The named proxies will also vote executed proxy cards in their discretion on any other matter that may properly come before the meeting. A proxy card may be revoked by a stockholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy card, or by attending and voting at the Annual Meeting.

     The holders of all outstanding shares of Common Stock are entitled to vote in person or by proxy on all matters that may come before the meeting. The holders of shares entitled to cast not less than a majority of the votes must be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

     Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Under applicable Delaware law, in tabulating the vote for the election of directors, broker non-votes, if any, and directions to withhold will be disregarded and will have no affect on the outcome of the vote.

     The vote required with respect to each of the other matters to be presented at the Annual Meeting, as well as the effect of abstentions and broker non-votes, is set forth in connection with the description of each such matter set forth herein.

ATTENDANCE AT ANNUAL MEETING

     To ensure the availability of adequate space for the Company's stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring a guest. Those unable to attend may request from the Secretary a copy of the report of the proceedings of the meeting.

SHAREHOLDER PROPOSALS

     Other than the matters to be presented by the Company as set forth in the Notice of Annual Meeting, the Company knows of no other matters that properly may be presented at the meeting. Proposals and suggestions received from stockholders are given careful consideration. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2002 Annual Meeting, which is currently expected to be in June of 2002, in accordance with Rule 14a-8 under the Securities Exchange Act 1934, as amended (the "Exchange Act") if they are received by the Company on or before January 10, 2002. Any proposal should be directed to the attention of the Corporate Secretary, Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to April 18, 2002 and in order for a proposal to be timely under the Company's Bylaws it must be received between March 19, 2002 and April 19, 2002.

PROPOSAL 1.  Election of Directors

     The Board of Directors is classified into three classes serving staggered three-year terms. The terms of four directors expire at the 2001 Annual Meeting.

     Each nominee will be elected to serve a term of three years expiring at the 2004 annual meeting (Class III), until a successor is elected and qualified.

     On July 13, 1999, Apollo Investment Fund, L. P. ("Apollo") and Artemis America Partnership ("Artemis"), the two largest stockholders of the Company (see page 20, "Security Ownership of Certain Beneficial Owners and Management"), along with the Company, entered into a Stockholders Agreement. With respect to the voting for directors, the Stockholders Agreement requires that the shares owned by Apollo and Artemis be voted to elect to the Board of Directors (i) the Chief Executive Officer of the Company , (ii) three individuals designated by Apollo, (iii) up to two individuals designated by Artemis, and (iv) four independent directors not affiliated with Apollo or Artemis. Furthermore, the Stockholders Agreement requires Apollo and Artemis to limit their combined discretionary voting power to 34% of the total voting shares outstanding, with the balance of the shares they own to be voted pro-rata with the Company's other stockholders. Of the individuals nominated below to stand for election to the Board of Directors, Luc Van Nevel is the Chief Executive Officer of the Company, Leon D. Black is a designee of Apollo, Bernard Attal is a designee of Artemis and Johan Tack is an independent nominee. Shareholders should anticipate that the shares of Apollo and Artemis will be voted in accordance with the Stockholders Agreement.

     Information concerning the nominees for election as directors is presented below. Each nominee has consented to serve as a director if elected. Should any nominee become unable to accept nomination or election, it is intended that the enclosed proxy card will be voted for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

     The ages of directors listed below are as of April 30, 2001.

     The Board of Directors recommends a vote FOR each of the nominees listed below.

     Bernard Attal.  Age 37.   Mr.Attal has been a director of the Company since
March 1996. Mr. Attal is the Managing Member of Heights Advisors LLC, which acts as a financial advisor and a representative for certain European institutional investors with respect to their investments in the United States. From 1992 to 1995, Mr. Attal was a Vice President at Credit Lyonnais Securities. Prior to 1992, Mr. Attal was Chief Financial Officer of Altus Patrimoine & Gestion, a money management firm. Mr. Attal is a director of New California Life Holdings, Inc., the Florsheim Group, Inc, and Aurora National Life Insurance.

     Leon D. Black. Age 49. Mr. Black has been a director of the Company since 1993. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Funds, Lion Advisors, L.P., and of Apollo Real Estate Advisors, L.P., which serves as managing general partner of the Apollo Real Estate Investment Funds, private real estate oriented investment funds. Mr. Black is also a director of Allied Waste Industries, Inc., Wyndham International, Inc., Vail Resorts, Inc., Telemundo Group, Inc., Sequa Industries, Inc., and United Rentals Industries, Inc.

     Johan Tack. Age 49. Mr. Tack was Managing Director of Fortis Bank N.V. headquartered in Brussels, Belgium, from 1998 until November 2000. From 1994 to 1998, Mr. Tack was Managing Director of Generale Bank N.V., the predecessor entity to Fortis Bank N.V. Prior to 1994, Mr Tack held various management positions with Generale Bank N.V.

     Luc Van Nevel. Age 54. Mr. Van Nevel was elected as President of the Company in February 1998 and became Chief Executive Officer and a Director in May 1998. Prior to that time, Mr. Van Nevel held various positions including Chief Operating Officer (since September 1997) and President of Samsonite Europe N.V. (since 1989). Since 1984, he has held the additional position of Managing Director of Samsonite Europe N.V. He joined Samsonite Europe N.V. in 1975 as Manager, Financial Planning and progressed to the position of Controller before being promoted to President of Samsonite Europe in 1989. Mr. Van Nevel worked in audit positions with Touche Ross & Co. in Europe for five years before joining Samsonite.

Directors' Meetings and Compensation

     During the Company's fiscal year 2001 (the year ended January 31, 2001), the Board of Directors met seven times. Each director attended 75% or more of the meetings of the Board of Directors, and the total number of meetings held by any committee of the Board upon which such director served, except for Mr. Cueff, Mr. Rosen and Mr. Solarz, who each attended five of the Board meetings and Mr. Black who attended one of the Board meetings.

     Each member of the Board of Directors of the Company, other than a director employed by the Company, is entitled to receive a fee of $25,000 per annum for serving on the Board of Directors. In 1996, the Company adopted the 1996 Directors' Stock Plan whereby Board members may elect to receive their fees in the Company's Common Stock rather than cash. During fiscal 2001, based on the elections of the directors, approximately 78% of the aggregate directors fees were paid solely in Company shares. In addition, directors are reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a committee thereof.

Certain Committees of the Board

     The Board of Directors has standing Audit, Executive, Compensation and Corporate Governance Committees. The Board of Directors does not have a standing Nominating Committee.

     Audit.   During fiscal 2001, the members of the Audit Committee were
Bernard Attal, Mark H. Rachesky, Marc J. Rowan and Luc Van Nevel (until June 29,
2000). The Audit Committee met four times during fiscal 2001. Effective June 29, 2000, Luc Van Nevel was no longer a member of the Audit Committee.

     The Audit Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized (i) to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, (ii) to review the plan, scope and results of the annual audit, the independent auditors' letter of comments and management's response thereto and the scope of any non-audit services that may be performed by the independent auditors, (iii) to review the Company's policies and procedures with respect to internal accounting and financial controls and (iv) to review any changes in accounting policy.

     The Audit Committee report begins on page 8.

     Executive. During fiscal year 2001, the members of the Executive Committee were Bernard Attal, Robert H. Falk, Marc J. Rowan and Luc Van Nevel. The Executive Committee acted by unanimous written consent one time during fiscal 2001.

     The Executive Committee has the authority to act on behalf of the Board of Directors on most matters.

     Compensation. The Compensation Committee acted by unanimous consent two times during fiscal 2001. The members of the Compensation Committee during fiscal 2001 were Bernard Attal, Robert H. Falk and Marc J. Rowan.

     The Compensation Committee is authorized and directed to review and approve the compensation and benefits of the executive officers, to review and approve the annual salary plans, to review management organization and development, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, to administer any stock option plans that may be adopted and the granting of options under such plans, and to review and recommend for the approval of the Board the compensation of directors.

     The Compensation Committee Report begins on page 9.

     Corporate Governance. The Corporate Governance Committee was created under unanimous written consent of the Board of Directors on July 18, 2000. During fiscal 2001, the members of the Corporate Governance Committee were Bernard Attal, Robert H. Falk and Robert L. Rosen. The Corporate Governance Committee met one time during fiscal 2001.

     The purpose of the Corporate Governance Committee is to help the Company implement the corporate therapeutic measures which the Company agreed to undertake as part of the settlement of the litigation described in Note 15 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 31, 2001, and to generally oversee all corporate governance functions for the Company.

Compliance with Exchange Act Requirements

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("principal stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, for fiscal 2001, all section 16(a) requirements applicable to officers, directors and principal stockholders were complied with.

PROPOSAL 2.  A proposal to authorize additional shares for issuance under the
             1996 Director's Stock Plan and to extend the term of the plan

     In 1996, the Board adopted and the stockholders approved the 1996 Directors' Stock Plan, which permits directors an option to receive their fees in the form of shares of the Company's Common Stock. This proposal would amend the plan by increasing the number of shares available for issuance from 200,000 to 400,000, and to extend the term of the plan indefinitely, but would not amend any other term of the plan. This proposal was adopted by the Board on April 26, 2001, and is being submitted to the stockholders for approval at the meeting.

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to adopt this Proposal. In accordance with Delaware law, in determining whether the Proposal has received the requisite number of affirmative votes, abstentions will be counted as being present and will have the same effect as a vote against the Proposal. Broker non-votes will not be counted as present and, accordingly, will not effect the vote on this Proposal.

     As of April 30, 2001, 103,182 shares have been issued under the plan.

     The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the 1996 Directors= Stock Plan, as amended by this Proposal, a copy of which is attached hereto as Annex A.

General

     On April 26, 2001, the Board of Directors adopted the Directors' Stock Plan, as amended by this Proposal, subject to approval by the Company's stockholders. The Directors' Stock Plan, as amended by this Proposal, summarized below is attached as Annex A and the following summary is qualified in its entirety by reference to the Directors' Stock Plan attached hereto.

Purpose

     The purpose of the plan is to increase the proprietary interest in the Company of non-employee members of the Company's Board of Directors by permitting directors an option to receive their fees in the form of shares of the Company's Common Stock. The plan is intended to comply with Rule 16b-3 under the Exchange Act. At the present time, nine directors of the Company are eligible to participate in the Stock Plan; benefits under such plan are not presently determinable.

Administration

     The plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which is comprised solely of non-employee directors.
The Committee may make such rules and regulations and establish such procedures for the administration of the plan as it deems appropriate.

Stock Subject to Stock Plan

     The aggregate number of shares of Common Stock which may be issued under the plan, as amended by this Proposal, may not exceed 400,000 shares. Such number of shares shall be proportionately further adjusted as a result of a reorganization, recapitalization, stock split, stock dividend or similar corporate transaction. Such shares may be either authorized and unissued shares or shares which have been reacquired by the Company.

Delivery of Stock

     For each fiscal quarter, commencing with the fiscal quarter beginning August 1, 1996, each non-employee director may elect to receive a whole number of shares of Common Stock equal in value to 100% of his fee payable for services as a director during such fiscal quarter in lieu of payment of his fee in cash. Such shares shall be delivered to each such director on the 15th day following the end of each fiscal quarter for which such election is in effect (the "Normal Stock Payment Date"); provided that a director shall be entitled to receive Common Stock in lieu of a fee for such quarter only to the extent that he is entitled to receive such fee. Shares shall be valued at the closing price per share of the Common Stock as reported on the NASDAQ National Market on the last business day preceding the Normal Stock Payment Date on which such closing price is reported.

Amendments

     The Board of Directors of the Company may from time to time alter, amend, suspend or terminate the Stock Plan in whole or in part.

Term of Stock Plan

     The Stock Plan, as amended by this Proposal, will remain in effect indefinitely, as amended by this proposal, unless sooner terminated by the Board of Directors.

Tax Matters

     Stock issued under the Stock Plan will be generally taxable as ordinary income to a director at the time of receipt.

     On April 30, 2001, the last reported sale price of the Common Stock of the Company on the NASDAQ Smallcap Market was $3.41.

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect to Proposal 2 is required for its approval. The Board of Directors recommends a vote FOR the following resolution, which will be proposed at the meeting:

     "RESOLVED that the action of the Company's Board of Directors in amending the 1996 Directors' Stock Plan to increase the number of authorized shares of the Company's Common Stock issuable under the plan to 400,000 and to extend the term of the plan indefinitely, from and after January 31, 2001, is hereby approved, ratified and adopted."

PROPOSAL 3.  Approval and Ratification of Appointment of Independent Auditors

     The Board of Directors desires to obtain from the Company's stockholders an indication of their approval or disapproval of the Board's action in appointing KPMG LLP as independent auditors of the Company and its subsidiaries for the Company's fiscal year 2002 (year ending January 31, 2002).

     The Board of Directors reviewed the performance of KPMG LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. Based on such review, the Board of Directors approved the appointment of KPMG LLP as independent auditors.

     Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to any questions from stockholders.

Audit Fees

     Audit fees billed to the Company by KPMG LLP during the Company's 2001 fiscal year for the audit of the Company's annual financial statements and for review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q totaled $889,000. The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended January 31, 2001. Fees billed to the Company by KPMG LLP during the Company's fiscal year ended January 31, 2001 for all other non-audit services rendered to the Company, including tax related services, totaled $292,000.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote with respect to Proposal 3 is required for its approval. In tabulating the vote for Proposal 3, abstentions will have the same effect as a negative note and broker non-votes will be disregarded and will have no effect on the outcome of the vote. The Board of Directors recommends a vote FOR the following resolution, which will be proposed at the meeting:

     "RESOLVED, that the appointment, by the Board of Directors of the Company, of KPMG LLP as independent auditors of the Company and its subsidiary companies, for the fiscal year 2002, be and hereby is approved and ratified."

     In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and cost of making any substitution of auditors, it is contemplated that the appointment for the fiscal year 2002 will be permitted to stand unless the Board finds other good reasons for such a change.

DIRECTORS

     Information regarding the four persons who are nominated for election is provided under PROPOSAL 1 included elsewhere herein. The following directors are serving terms expiring in future years and are not up for election at the 2001 Annual Meeting. The terms of directors Robert L. Rosen, Marc J. Rowan and Stephen J. Solarz expire in 2002. The terms of directors Robert H. Falk, Mark
H. Rachesky, M.D. and Emmanuel Cueff expire in 2003. Richard R. Nicolosi who has served as a director of the Company since May 15, 1996 and is a Class III director is not standing for reelection.

     Emmanuel Cueff. Age 46. Mr. Cueff has been a director of the Company since February 2000. Mr. Cueff has been General Secretary of Artemis S.A., since June 1994. Artemis S.A. is the parent company of the French retailing company, Pinault Printemp Redoute. Mr. Cueff is also a director of various subsidiaries of Artemis S.A., including Bouygues Constructions. Mr. Cueff is also Chairman of EPS, manager of Le Point Development, Chief Executive Officer of Arok

International, Director of Le Stade Rennais Football Club, the AgeFi Group and Yves Saint Laurent Haute Couture. Prior to joining Artemis S.A., Mr. Cueff was in charge of budget and development at Indosuez Bank from 1987 through 1994.

     Robert H. Falk.  Age 62.   Mr. Falk has been a director of the Company
since 1993. Mr. Falk has been an officer since April 1992 of Apollo Capital Management, Inc. and Lion Capital Management, Inc., which respectively act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Falk is a limited partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner for Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., and Apollo Investment Fund IV, L.P. (the "Apollo Funds"), private securities investment funds, and a limited partner of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior to 1992, Mr. Falk was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is a director of Converse, Inc. and the Florsheim Group, Inc.

     Mark H. Rachesky, M.D.  Age 42.   Dr. Rachesky has been a director of the
Company since 1993. Dr. Rachesky is the founder of various investment funds which invest in distressed securities, including MHR Capital Partners LP and MHR Institutional Partners LP. He is the principal owner and President of the general partners and investment manager of such investment funds. From February 1, 1990 through June 11, 1996, Dr. Rachesky was employed by Icahn Holding Corporation, where he served as the sole Managing Director the last three years, and in such capacity, acted as Carl C. Icahn's chief investment advisor. From June 1987 to January 1990, Dr. Rachesky was employed by an affiliate of the Robert M. Bass Group, where he was involved in financing and investment activity. Dr. Rachesky is a director of Neose Technologies, Inc. and Keryx Biopharmaceuticals, Inc.

     Robert L. Rosen. Age 54. Mr. Rosen has been a director of the Company since 1993. Mr. Rosen is Chief Executive Officer of RLR Partners, LLC, a private investment partnership founded in April 1987. Mr. Rosen is Chairman of the Board of National Financial Partners, Inc., a private financial services distribution firm.

     Marc J. Rowan. Age 38. Mr. Rowan has been a director of the Company since 1993. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. and of Lion Advisors, L.P. Mr. Rowan is also a director of Vail Resorts, Inc., Quality Distribution, Inc., National Financial Partners, Inc., NRT Incorporated, Wyndnam International, Inc. and Rare Medium Group, Inc. Mr. Rowan is also a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School.

     Stephen J. Solarz.  Age 60.   Mr. Solarz has been a director of the Company
since 1993. Mr. Solarz was elected, in 1974, to the House of Representatives from Brooklyn's 13th Congressional District and was re-elected eight times. In the House he served on four committees: Foreign Affairs, Merchant Marine and Fisheries, Intelligence, and the Joint Economic Committee. Mr. Solarz ranked second in seniority on the House Foreign Affairs Committee, where he chaired the Subcommittee on Asian and Pacific Affairs. Since his departure from the House in 1993, Mr. Solarz has been: Senior Counselor at APCO Associates, an international public affairs firm; President of Solarz Associates, a global consulting firm; Chairman of the Central Asian American Enterprise Fund; Vice Chairman of the International Crisis Group; a Distinguished Fellow at the Carnegie Endowment for International Peace; Professor of International Affairs at George Washington University; a Member of the Board of Directors of the National Endowment for Democracy and National Democratic Institute; and a member of the Council on Foreign Relations and the International Rescue Committee. Mr. Solarz is a director of First Philippine Fund and the Santa Fe Corporation.

EXECUTIVE OFFICERS

     Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is certain information regarding each named executive officer as of April 30, 2001, except for Mr. Van Nevel whose biography appears on page 3.

     Thomas R. Sandler. Age 54. Mr. Sandler was appointed President of the Americas division of Samsonite effective March 1998. Prior to that Mr. Sandler was the Chief Financial Officer and Treasurer of Samsonite since May 1, 1995. Prior to joining Samsonite, Mr. Sandler was the managing partner of the Denver office of BDO Seidman, an international public accounting firm, since July 1, 1994. Prior to joining BDO Seidman, Mr. Sandler was an audit and consulting partner in the international public accounting firm of KPMG LLP, specializing in corporate restructurings.

     Richard H. Wiley. Age 44. Mr. Wiley has been Chief Financial Officer, Treasurer and Secretary of Samsonite since March 1998. Prior to that Mr. Wiley was Chief Financial Officer of the Americas division of Samsonite and Assistant Treasurer since May 15, 1995. Prior to joining Samsonite, Mr. Wiley was an audit and consulting senior manager with BDO Seidman, an international public accounting firm, since July 1994. Prior to that, Mr. Wiley was with KPMG LLP since 1982, working in the audit and consulting areas.

     Karlheinz Tretter.  Age 58.   Mr. Tretter has been Managing Director of
Samsonite Europe N.V. since May 1994 and President of Samsonite Asia since February 1998. Mr. Tretter was President of Samsonite Europe N.V. from October 1997 to November 2000. Prior to that Mr. Tretter was Vice President of Samsonite Europe N.V. since May 1994. From 1990 until 1994, Mr. Tretter has served as Vice President of Marketing and/or Sales for Samsonite Europe.

     Giuseppe Fremder. Age 48. Mr. Fremder was appointed President of Samsonite SpA, Samsonite's Italian subsidiary, in October 1997. In addition, Mr. Fremder has served as Managing Director of Samsonite SpA and its predecessor, Samsonite Italy Srl., since it was founded in 1984. In 2000, Mr. Fremder was appointed President of Samsonite Black Label, the world-wide fashion division of Samsonite Corporation.

     Marc Matton. Age 52. Mr. Matton was appointed President and Managing Director of Samsonite Europe in November 2000. Prior to that, Mr. Matton was Vice President Marketing and Sales at Samsonite Europe N.V. since 1995 and additionally, General Manager Softside Division beginning in 1998. From 1991 until 1995, Mr. Matton served as Sales Director for Samsonite Europe.

     L. C. Ross. Age 54. Mr. Ross was appointed Vice President - Legal, General Counsel and Assistant Secretary of the Company in October 2000. Prior to that, from October 1997 until joining Samsonite, Mr. Ross represented private clients in transactions such as mergers, acquisitions, joint ventures and major contracts. From October 1980 to October 1997, Mr. Ross was Vice President, Secretary and General Counsel of Total Petroleum, Inc., the North American oil refining and marketing affiliate of TOTAL, a major oil company based in Paris, France. Prior to October 1980, Mr. Ross served as Vice President, General Counsel and Secretary of Vickers Petroleum Corporation in Wichita, Kansas. Mr. Ross has practiced corporate law since 1974 and is admitted to practice in the state and federal courts in Colorado.

REPORT OF THE AUDIT COMMITTEE

     The Corporate Governance Committee has assumed responsibility for determining whether all members of the Audit Committee are "independent", as defined by NASDAQ Marketplace Rule 4200(a)(15). Its preliminary determination is that certain members of the Audit Committee may not be independent. For this reason, the Corporate Governance Committee has recommended to the Board of Directors a membership slate for the Audit Committee composed entirely of independent directors. The Company expects to be in compliance with the NASDAQ rule requiring an entirely independent Audit Committee within one week of the NASDAQ compliance date of June 15, 2001.

     The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform. A copy of that charter is attached to this proxy statement as Annex B.

     Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls.

     The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and to discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

     The Audit Committee has reviewed the Company's audited financial statements and met with both management and KPMG LLP, the Company's independent auditors, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The Audit Committee has received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by KPMG LLP to the Company is compatible with maintaining the independence of KPMG LLP from the Company. The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, we recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001.

                         By the Audit Committee of the Board of Directors
                              Bernard Attal
                              Mark H. Rachesky
                              Marc J. Rowan

EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors of the Company reviews and approves the salaries and bonuses of the executive officers of the Company as well as all grants of options to purchase shares of Common Stock and other equity-based compensation awards.

          Objectives.

     The Compensation Committee's primary objectives are to retain the best qualified people and to insure that they are properly motivated to have the Company prosper over the long term. In furtherance of the foregoing, the Compensation Committee, in establishing the components and levels of compensation for its executive officers, seeks (i) to enable the Company to attract and retain highly qualified executives and (ii) to provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of the stockholders of the Company and to motivate such executives to increase stockholder value by improving corporate performance and profitability.

          Employment Agreements.

     The Company has entered into employment agreements with certain of its executive officers, including certain of the named executive officers listed in the Summary Compensation Table on page 11. The Compensation Committee has considered the advisability of using employment agreements and has determined that the use of employment agreements is in the best interest of the Company because it facilitates (consistent with the Compensation Committee's overall objectives) the Company's ability to attract and retain the services of the most highly qualified executive officers. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive.

          Components of Executive Compensation.

     There are two components of the Company's executive compensation program:

     .    Cash compensation.
     .    Equity compensation.

          Cash Compensation.

     Cash compensation is comprised of base salary and annual cash incentive bonuses. Since, as noted above, certain of the named executive officers of the Company were party to employment agreements with the Company effective during the past fiscal year, their respective cash compensation levels were subject to the provisions of such employment agreements. The Compensation Committee subjectively arrived at appropriate base salary compensation levels in the process of negotiating such agreements.

     The Company offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual bonuses that are awarded if the Company attains specified performance goals or if the officer satisfactorily completes certain annual projects approved by the Compensation Committee. The Compensation Committee believes that making a significant portion of executive officer compensation subject to the Company attaining specified performance goals or the successful completion of specified projects motivates the executive officers to increase their individual efforts on behalf of the Company. The Compensation Committee also believes that it is appropriate that the Company's executive officers receive lower compensation when the Company does not attain its specified performance goals and higher compensation when the Company attains such goals.

     Annual bonus amounts for the named executive officers were determined pursuant to terms provided in their respective employment agreements and, as noted above, were conditioned on the Company's attainment of specified performance goals and/or the officer's satisfactory completion of certain annual projects approved by the Compensation Committee.

          Equity Compensation.

     Equity compensation is comprised of stock options, restricted stock awards, and stock bonus awards. Stock option grants reflect the Compensation Committee's desire to provide a meaningful equity incentive for the executive to have the Company prosper over the long term. The Compensation Committee expects options to continue as a significant component of the executive compensation arrangements of the Company in the future. At January 31, 2001, options to purchase 1,123,496 shares were held by certain executive officers of the Company, as described elsewhere herein. At January 31, 2001, options to purchase 2,070,329 shares by executives and other employees were outstanding.

          Chief Executive Officer Compensation

     In fiscal 2001, the compensation of Mr. Van Nevel was determined pursuant to the Van Nevel Agreement described in "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                        By the Compensation Committee of the Board of Directors

                                         Bernard Attal
                                         Robert H. Falk
                                         Marc J. Rowan

Summary Compensation Table

     The following table sets forth the compensation paid or awarded to the Chief Executive Officer ("CEO") of the Company, the other four most highly compensated executive officers of the Company at the end of the fiscal year and the compensation paid or awarded to one officer who would have been among the most highly compensated executives but who was no longer an executive officer at the end of the year (collectively, the "Named Executives") for services rendered in all capacities for the last three fiscal years.

                                                                                                 Long-Term
                                                                                                Compensation
                                                          Annual Compensation                       Awards
                                        ----------------------------------------------------  ------------------------

                                                                                   Other
                                                                                  Annual           Securities        All Other
                                                       Salary        Bonus      Compensation       Underlying      Compensation
Name/Principal Position                 Year(a)          ($)          ($)           ($)          Options/SARs(#)      ($)(f)
-----------------------                 -------        ------        -----      ------------     ---------------   ------------
Luc Van Nevel(b)....................      2001        382,041       399,150       50,000 (e)            20,000         78,645
 President, Director and                  2000        407,947       430,000       50,000 (e)           200,000        167,763
 Chief Executive Officer                  1999        422,797       650,000       50,000 (e)            40,000        414,548

Thomas R. Sandler...................      2001        325,000       148,225           --                10,000         11,452
 President, Samsonite -                   2000        325,000       170,000           --               125,000         43,037
 the Americas                             1999        325,000        70,000           --                20,000        132,514

Karlheinz Tretter(c)................      2001        278,539       215,725           --                10,000         27,746
 Managing Director, Samsonite             2000        320,557       170,000           --               125,000         62,403
 Europe, N.V. and President,              1999        325,000       105,000           --                20,000         65,385
 Samsonite Asia

Richard H. Wiley                          2001        275,000       116,463           --                10,000         13,657
 Chief Financial Officer,                 2000        243,750       120,000           --               130,000         15,101
 Treasurer and Secretary                  1999        206,250       100,000           --                15,000         13,547

Giuseppe Fremder(d)                       2001        182,134        86,082           --                 6,000             --
 President and Managing Director          2000        209,684        96,455           --                 6,000             --
 Samsonite SpA                            1999        207,396        99,239           --                 8,000             --

Carlo Zezza(f)                            2001        250,000        65,000           --                    --         12,449
 Executive Vice-President                 2000        250,000        75,000           --                    --         16,856
                                          1999        250,000        40,000           --                    --         18,031

______________________

(a)  Fiscal year ending January 31.

(b) A portion of Mr. Van Nevel's cash compensation is paid in Belgian francs. His salary, bonuses, and all other compensation amounts, to the extent denominated in Belgian francs ("BF"), have been translated to U.S. dollars at rates of BF43.74, BF37.90 and BF36.32 to the U.S. dollar for the years ended January 31, 2001, 2000, and 1999, respectively.

(c) In fiscal 2001, 2000 and 1999, Mr. Tretter's base salary was paid in various European currencies equivalent to 300,147 euros (equivalent to US $325,000 at the effective date of Mr. Tretter's employment contract). During fiscal 2001, 2000 and 1999, his salary and other compensation amounts, to the extent denominated in euros, have been translated to U.S. dollars at the rate of 0.928, 1.068 and 1.000 euros to the U.S. dollar, respectively.

(d) In fiscal 2001, 2000 and 1999, Mr. Fremder's base salary and bonus was paid in Italian lira and have been translated to U.S. dollars at rates of 2,092.36, 1,812.26 and 1,735.81 lira to the U.S. dollar for the years ended January 31, 2001, 2000 and 1999.

(e) Consists of amounts paid to Mr. Van Nevel to cover the cost of maintaining a second residence in Denver, Colorado.

(f)  Mr. Zezza was no longer an officer of the Company effective April 28, 2000.

(f) Represents the following amounts paid by the Company for the benefit of each of the Named Executives:

                                                                         Company             Life insurance
                                                                     contribution to           and medical
           Name                                       Year(i)          401(k) Plan          insurance premium
           -----                                      -------          -----------          -----------------
           Mr. Van Nevel(ii).....................        2001              $   --                 $   --
           Mr. Sandler...........................        2001               5,250                  6,202
           Mr. Tretter(ii).......................        2001                  --                     --
           Mr. Wiley.............................        2001               5,250                  8,407
           Mr. Fremder...........................        2001                  --                     --
           Mr. Zezza.............................        2001               5,250                  7,199

______________________

(i)  Fiscal year ending January 31.

(ii) Mr. Van Nevel and Mr. Tretter participate in an employee benefit arrangement available to employees of the Company located in Belgium and Germany, respectively, which combines retirement and life insurance benefits based on salary. An amount is contributed by the Company on behalf of such employees in order to purchase insurance contracts that
     contain both a life insurance and retirement pension provision.   In fiscal
     2001, $78,645 and $27,746 was contributed on behalf of Mr. Van Nevel and Mr. Tretter, respectively.


The following table discloses the grants of stock options during fiscal 2001 to the Named Executives.

                     Option/SAR Grants in Fiscal Year 2001

                                                                                       Potential realizable
                                                                                         value at assumed
                                                                                       annual rates of stock
                                                                                       price appreciation for
                                          Individual Grants                                 option term
                   -----------------------------------------------------------        ------------------------

                     Number of    % of Total
                    Securities   Options/SARs    Exercise
                    Underlying     Granted to     or Base
                   Options/SARs   Employees in     Price
Name                Granted (#)    Fiscal Year     ($/Sh)      Expiration Date          5% ($)        10% ($)
----                -----------  -------------   ---------     ---------------         ------        -------
Mr. Luc Van Nevel       20,000           6.47%       5.75     February 8, 2010         72,323        144,374
Mr. Sandler             10,000           3.23%       5.75     February 8, 2010         36,161         72,187
Mr. Tretter             10,000           3.23%       5.75     February 8, 2010         36,161         72,187
Mr. Wiley               10,000           3.23%       5.75     February 8, 2010         36,161         72,187
Mr. Fremder              6,000           1.93%       5.75     February 8, 2010         21,697         43,312

  The following table discloses, for the Named Executives, information regarding stock options that were held at January 31, 2001.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year End Option/SAR Values


                                                      Number of Securities              Value of Unexercised
                                                    Underlying Options/SARs           in-the-money Options/SARs
                 Shares Acquired      Value           at Fiscal Year-End (#)            at Fiscal Year End ($)
Name             on Exercise (#)   Realized $       Exercisable/ Unexercisable        Exercisable/Unexercisable(a)
----             ---------------   ----------       --------------------------        ----------------------------
Mr. Van Nevel           --            --                 170,619/188,000                         52,367/--
Mr. Sandler             --            --                 130,346/112,750                         39,275/--
Mr. Tretter             --            --                  86,689/112,750                          8,379/--
Mr. Zezza               --            --                       22,598/--                          7,434/--
Mr. Wiley               --            --                  57,049/118,449                          4,108/--
Mr. Fremder             --            --                    16,317/5,839                             --/--

(a) Total value of options based on fair market value of common stock of $3.031 as of January 31, 2001. There were no awards under long-term incentive plans other than stock options to any Named Executives in fiscal 2001.

Pension Plan Table

     The U.S. executives are participants in the Samsonite Retirement Income Plan (the "Samsonite Pension Plan") and certain of the executives participate in the Supplementary Executive Retirement Plan (the "SERP"). The Samsonite Pension Plan is a qualified defined benefit plan which provides benefits to the participants retiring at normal retirement age calculated based on years of service and average compensation (as defined by the pension plan), net of offsets for Social Security benefits. The SERP, which is a nonqualified unfunded plan, was adopted on December 1, 1995 and provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums for qualified plans.

     The following table shows the estimated hypothetical annual benefits payable pursuant to the Samsonite Pension Plan and the SERP to persons retiring at their normal retirement age in specified eligible compensation and years of service classifications.

                                         Years of Service
                 --------------------------------------------------------------
Remuneration            15           20           25          30           35
------------       -------      -------     --------    --------     --------

 $125,000          $23,978      $31,970     $ 39,963    $ 47,956     $ 56,409

  150,000           29,603       39,470       49,338      59,206       69,534

  175,000           35,228       46,970       58,713      70,456       82,659

  200,000           40,853       54,470       68,088      81,706       95,784

  225,000           46,478       61,970       77,463      92,956      108,909

  250,000           52,103       69,470       86,838     104,206      122,034

  300,000           63,353       84,470      105,588     126,706      148,284

  400,000           74,603       99,470      124,338     149,206      174,534

  450,000           74,603       99,470      124,338     149,206      174,534

  500,000           74,603       99,470      124,338     149,206      174,534

  550,000           74,603       99,470      124,338     149,206      174,534

  600,000           74,603       99,470      124,338     149,206      174,534


     Compensation covered by the above Plans is total cash compensation paid, including any amount contributed under a Section 401(k) plan. The benefits shown above are payable on a life annuity basis and are not subject to any offset amounts.

     Mr. Sandler, Mr. Zezza, and Mr. Wiley have accrued 5, 29, and 5 year(s), respectively, of service credit under the Samsonite Pension Plan and the SERP.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Luc Van Nevel. The Company entered into an Executive Management Agreement, effective February 1, 1998 (the "Van Nevel Agreement") with Mr. Van Nevel for a four year term beginning on February 1, 1998. Under the Van Nevel Agreement, Mr. Van Nevel is obligated to devote full time to the affairs of the Company, except to the extent that he is required to provide services to Samsonite Europe N.V. ("Samsonite Europe") and its subsidiaries pursuant to the Consulting Agreement (described below). The Van Nevel Agreement provides for an annual base salary of $175,000 and a living allowance not to exceed $50,000 per year to cover actual expenses incurred to maintain a secondary residence near the Company's headquarters in Denver, Colorado. The Van Nevel Agreement provides that the Board may increase the base salary payable to Mr. Van Nevel. The Board increased Mr. Van Nevel's annual base salary under the Van Nevel Agreement to $316,000 annually beginning February 1, 2001. Beginning February 1, 2001, the housing allowance is no longer paid to Mr. Van Nevel. Mr. Van Nevel is entitled to receive an incentive bonus of up to $495,000 if the Company attains certain performance goals and Mr. Van Nevel completes certain annual projects prescribed by the Board. The Van Nevel Agreement provided for an additional bonus of $400,000 payable on January 31, 2001, or such earlier date as the Company terminated the engagement of Goldman, Sachs & Co. in connection with the possible sale of the Company. This bonus was paid in June 1998. The Van Nevel Agreement provides that upon termination by the Company without Cause or by Mr. Van Nevel for Good Reason (each as defined in the Van Nevel Agreement), the Company is required to pay Mr. Van Nevel severance compensation of $500,000. The Van Nevel Agreement provides that during Mr. Van Nevel's employment with the Company and for a period of one year thereafter (unless such employment is terminated by the Company without Cause or by the Executive with Good Reason), he shall not engage in any business activity that is in substantial competition with any of the businesses engaged in by the Company in any of the geographic areas in which business is conducted by the Company during the twelve months preceding the termination of employment.

     On February 1, 1998, Samsonite Europe entered into an Amended and Restated Consulting Agreement (the "Consulting Agreement") with Mr. Van Nevel, which amends and restates a consulting agreement effective January 1, 1990 and amended and restated as of January 1992. Under the Consulting Agreement, Mr. Van Nevel is required to provide consulting services to Samsonite Europe and certain of its subsidiaries. The Consulting Agreement provides for an annual consulting fee of BF9,000,000 ($208,800 U. S. dollars at January 31, 2001). The Consulting Agreement may be terminated by Samsonite Europe with prior written notice. The notice period is based on a formula which takes into consideration, among other things, Mr. Van Nevel's age and length of service at the time the notice is given. If Samsonite Europe fails to give the required notice, the Consulting Agreement provides for the payment of liquidated damages equal to the aggregate consulting fee to which Mr. Van Nevel would have been entitled had the notice period been fully observed. Under certain circumstances the termination of the Van Nevel Agreement will be deemed to be a termination of the Consulting Agreement by Samsonite Europe.

     On February 20, 1996, Mr. Van Nevel was granted options under the Company's 1995 Stock Option and Incentive Award Plan (the "1995 Plan") to purchase 98,619 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On July 15, 1998, pursuant to the terms of the FY 1999 Stock Option and Incentive Award Plan (the "1999 Plan"), Mr. Van Nevel was awarded options to purchase 40,000 shares of the Company's Common Stock at a price of $9.375 per share, the market price of the Common Stock at the date of the grant. The options, which were granted out of shares reserved for the 1995 Plan, have a ten year term. 20% of the options vest and become exercisable on the date of the grant and an additional 20% vest and become exercisable on the first, second, third, and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, Mr. Van Nevel was awarded options to purchase 40,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 2000 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On February 8, 2000, Mr. Van Nevel was awarded options to purchase 20,000 shares of our common stock at $5.75 per share, the market value at the date of the grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vested and became exercisable on April 30, 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, 2004 and 2005. The options granted on February 8, 2000 vest and become fully exercisable upon a Change of Control as defined in the option agreement.

     On November 12, 1999, pursuant to the 1995 Plan, Mr. Van Nevel was awarded options to purchase 160,000 shares of Common Stock at a price of $6.00 per share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company's Adjusted EBITDA (as defined by the option agreement) for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000 and an additional 25% become exercisable on each April 30, 2001, 2002 and 2003. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Van Nevel remains continuously employed by the Company through that date.

     Effective as of May 15, 1996, the Company entered into an agreement with Mr. Van Nevel (the "Van Nevel Share Bonus Agreement") that provides for a stock bonus of 38,889 shares of Common Stock (the "Bonus Shares"). The Bonus Shares vest and are payable if Mr. Van Nevel remains continually employed by the Company through the earlier of the third anniversary of the date of the Van Nevel Share Bonus Agreement and the first anniversary of a Change of Control Event (as defined in the Van Nevel Share Bonus Agreement); provided that if Mr. Van Nevel's employment is terminated prior to such date (i) by reason of death,
(ii) by the Company other than for Cause or Disability, (each as defined in the Van Nevel Bonus Shares Agreement), or (iii) by Mr. Van Nevel for Good Reason (as defined in the Van Nevel Bonus Shares Agreement), then notwithstanding such termination of employment, such Bonus Shares shall be payable not later than 30 days following such termination. The Van Nevel Shares Bonus Agreement also provides that if a Change of Control Event occurs, all options to purchase Common Stock granted to Mr. Van Nevel on February 20, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Van Nevel remains continually employed by the Company through such first anniversary date. In connection with the completion of the 1998 recapitalization in fiscal 2000, the Van Nevel Share Bonus Agreement awarding the Bonus Shares was amended to permit the tender of the Bonus Shares to the Company. As a result, the Company purchased for $40.00 per share 20,026 of the Bonus Shares from Mr. Van Nevel, representing the same percentage of shares accepted in the 1998 recapitalization from other stockholders. The remainder of the Bonus Shares vested May 15, 1999.

     Thomas R. Sandler. The Company entered into an employment agreement with Mr. Sandler effective as of February 1, 1998 (the "Sandler Agreement") for a four-year term. The Sandler Agreement provides for an annual salary of $325,000. Mr. Sandler is also entitled to receive an incentive bonus of up to $192,500 based on Company performance and Mr. Sandler's completion of certain annual projects prescribed by the Board. The Sandler Agreement provides that the Board may increase the base salary payable to Mr. Sandler. The Board increased Mr. Sandler's annual base salary to $350,000 annually beginning February 1, 2001. The Sandler Agreement provides for participation of Mr. Sandler in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Sandler Agreement provides that if the Company terminates Mr. Sandler's employment without Cause, or if Mr. Sandler terminates his employment for Good Reason (each as defined in the Sandler Agreement), then (1) the Company will be required to pay Mr. Sandler an amount equal to the lesser of (a) $500,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Sandler Agreement had the Sandler Agreement not been terminated and (2) until Mr. Sandler becomes eligible for coverage under another employer's benefit plans, the Company will allow Mr. Sandler to continue to participate, for the number of months remaining in the term of the Sandler Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Sandler Agreement provides that in the event the agreement continues in effect until the end of its term, and the Company has not offered continued employment to Mr. Sandler on substantially similar terms for an additional term of at least one year, the Company will be required to pay Mr. Sandler $250,000. The Sandler Agreement provides that during Mr. Sandler's employment with the Company and for a period of one year thereafter, Mr. Sandler will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment.

     On February 20, 1996, Mr. Sandler was granted options under the Company's 1995 Plan to purchase 73,964 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Sandler was granted options (the "Sandler Option Agreement") under the Company's 1995 Plan to purchase 14,132 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. One third of the options vest and become exercisable beginning on January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Sandler Option Agreement, if a Change in Control Event (as defined in the Sandler Option Agreement) occurs, the options vest and become exercisable on the one-year anniversary of the Change in Control Event, provided that Mr. Sandler remains employed through such date. In addition, if Mr. Sandler's employment is terminated by the Company without Cause or by Mr. Sandler for Good Reason (each as defined in the Sandler Option Agreement), all unvested options vest and become exercisable. On July 15, 1998, pursuant to the terms of the 1999 Plan, Mr. Sandler was awarded options to purchase 20,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, Mr. Sandler was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 2000 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On February 8, 2000, Mr. Sandler was awarded options to purchase 10,000 shares of our common stock at a price of $5.75 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options became exercisable on April 30, 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, 2004 and 2005.

     On November 12, 1999, pursuant to the 1995 Plan, Mr. Sandler was awarded options to purchase 105,000 shares of Common Stock at a price of $6.00 per share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company's Adjusted EBITDA (as defined by the option agreement) for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000 and an additional 25% become exercisable on each April 30, 2001, 2002 and 2003. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Sandler remains continuously employed by the Company through that date.

     Effective as of May 15, 1996, the Company entered into an agreement with Mr. Sandler (the "Sandler Share Bonus Agreement") that provides for a stock bonus of 38,889 shares of Common Stock (the "Bonus Shares"). The Bonus Shares vest and are payable if Mr. Sandler remains continually employed by the Company through the earlier of the third anniversary of the date of the Sandler Share Bonus Agreement and the first anniversary of a Change of Control Event (as defined in the Sandler Share Bonus Agreement); provided that if Mr. Sandler's employment is terminated prior to such date (i) by reason of death, (ii) by the Company other than for Cause or Disability, (each as defined in the Sandler Share Bonus Agreement), or (iii) by the executive for Good Reason, (as defined in the Sandler Share Bonus Agreement), then notwithstanding such termination of employment, such Bonus Shares shall be payable not later than 30 days following such termination. The Sandler Share Bonus Agreement also provides that if a Change of Control Event (as defined in the Sandler Share Bonus Agreement) occurs, all options to purchase Common Stock granted to Mr. Sandler prior to May 15, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Sandler remains continually employed by the Company through such first anniversary date. In connection with the completion of the 1998 recapitalization, the Sandler Share Bonus Agreement awarding the Bonus Shares was amended to permit the tender of the Bonus Shares to the Company. As a result, the Company purchased for $40.00 per share 20,026 of the Bonus Shares from Mr. Sandler, representing the same percentage of shares accepted in the 1998 recapitalization from other stockholders. The remainder of the Bonus Shares vested May 15, 1999.

     Karlheinz Tretter. The Company has entered into an employment agreement (the "Tretter Agreement") with Mr. Tretter, effective as of February 1, 1998. Pursuant to the Tretter Agreement, Mr. Tretter will serve as President of Samsonite GmbH for an indefinite term and will provide services to various subsidiaries of Samsonite Europe, as mandated, until January 31, 2002. The Tretter Agreement provides for an annual salary of 300,147 euros (the equivalent of U.S. $325,000 at February 1, 1998). Mr. Tretter is also entitled to receive an incentive bonus of up to 177,779 euros (the equivalent of U.S. $192,500 at February 1, 1998) based on Company performance and Mr. Tretter's completion of certain annual projects prescribed by the Board. The Tretter Agreement provides that the Board may increase the base salary payable to Mr. Tretter under his employment agreement. The Board increased Mr. Tretter's annual base salary to 365,000 euros ($341,859 U.S. dollars as of January 31, 2001) annually beginning February 1, 2001. The Tretter Agreement provides that if the Company terminates Mr. Tretter's employment without Cause, or if Mr. Tretter terminates his employment for Good Reason (each as defined in the Tretter Agreement), then the Company will be required to pay Mr. Tretter the greater of (i) the amount of indemnity which might be due under German local law and (ii) the lesser of (a) 462,180 euros and (b) the amount of base compensation due under the Tretter Agreement from the date of termination to the expiration date of the Tretter Agreement. Unless German local law changes, this indemnity is expected to exceed that required by German local law. The Tretter Agreement provides that while working for the Company and for a period of one year thereafter, Mr. Tretter will not become active for another company which competes with the Company in Germany or Member States of the European Union.

     On February 20, 1996, Mr. Tretter was granted options under the Company's 1995 Plan to purchase 39,448 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four year period beginning on January 31, 1997. On October 29, 1996, Mr. Tretter was granted options (the "Tretter Option Agreement") under the Company's 1995 Plan to purchase 28,659 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. One third of the options vest and become exercisable beginning January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Tretter Option Agreement, if a Change in Control Event (as defined in the Tretter Option Agreement) occurs and Mr. Tretter is terminated for any reason other than for Cause (as defined in the Tretter Option Agreement), all the options granted shall immediately vest and become exercisable. On July 15, 1998, pursuant to the terms of the 1999 Plan, Mr. Tretter was awarded options to purchase 20,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of the grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten year term. 20% of the options vest and became exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the 1999 Plan, Mr. Tretter was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vested and became exercisable on April 30, 2000 and 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, and 2004. The options granted on March 24, 2000 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On February 8, 2000, Mr. Tretter was awarded options to purchase 10,000 shares of our common stock at a price of $5.75 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options became exercisable on April 30, 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, 2004 and 2005.

     On November 12, 1999, pursuant to the 1995 Plan, Mr. Tretter was awarded options to purchase 105,000 shares of Common Stock at a price of $6.00 per share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company's Adjusted EBITDA (as defined by the option agreement) for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000 and an additional 25% become exercisable on each April 30, 2001, 2002 and 2003. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Tretter remains continuously employed by the Company through that date.

     Richard H. Wiley. The Company entered into an employment agreement with Mr. Wiley effective as of February 1, 1998 (the "Wiley Agreement") for a four-year term. The Wiley Agreement provides for an annual salary of $200,000 until February 1, 1999 and $250,000 per year thereafter until the end of the term.
The Wiley Agreement provides that the Board may increase the base salary payable to Mr. Wiley. The Board increased Mr. Wiley's annual base salary to $275,000 for the year ended January 31, 2001 and to $300,000 for the year ended January 31, 2002. Mr. Wiley is also entitled to receive an incentive bonus equal up to 110% of $100,000, with respect to the year ended January 31, 1999 and up to 110% of $125,000 per year thereafter based on Company performance and Mr. Wiley's completion of certain annual projects prescribed by the Board. The Wiley Agreement provides for participation of Mr. Wiley in all Company pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Wiley Agreement provides that if the Company terminates Mr. Wiley's employment without Cause, or if Mr. Wiley terminates his employment for Good Reason (each as defined in the Wiley Agreement), then (1) the Company will be required to pay Mr. Wiley an amount equal to the lesser of
(a) $375,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Wiley Agreement had the Wiley Agreement not been terminated and (2) until Mr. Wiley becomes eligible for coverage under another employer's benefit plans, the Company will allow Mr. Wiley to continue to participate, for the number of months remaining in the term of the Wiley Agreement, in all Company benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Wiley Agreement provides that during Mr. Wiley's employment with the Company and for a period of one year thereafter, Mr. Wiley will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last twelve months of his employment.

     On March 28, 1996, Mr. Wiley was granted options under the Company's 1995 Plan to purchase 7,737 shares of the Company's Common Stock at a price of $2.50 per share (as adjusted for the 1998 recapitalization). The options have a six-year term. 20% of the options vested and became exercisable on the date of grant and 20% vested and became exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Wiley was granted options under the Company's 1995 Plan to purchase 7,029 shares of the Company's Common Stock at a price of $10.00 per share (as adjusted for the 1998 recapitalization). The options have a ten-year term. 20% of the options vested and became exercisable on the first anniversary of the date of the grant and an additional 20% vest and become exercisable on the second, third, fourth and fifth anniversaries of the date of grant. On July 15, 1998, pursuant to the terms of the 1999 Plan, Mr. Wiley was awarded options to purchase 15,000 shares of the Company's Common Stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for the Company's 1995 Plan, have a ten-year term. 20% of the options vested and became exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. All the options granted to Mr. Wiley vest and become exercisable upon a Change in Control, as defined in the option agreements. On March 24, 1999, Mr. Wiley was awarded options to purchase 25,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options vested and became exercisable on April 30, 2000 and 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On February 8, 2000, Mr. Wiley was awarded options to purchase 10,000 shares of our common stock at a price of $5.75 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Plan, have a ten-year term. 20% of the options became exercisable on April 30, 2001 and an additional 20% become exercisable on each April 30, 2002, 2003, 2004 and 2005.

     On November 12, 1999, pursuant to the 1995 Plan, Mr. Wiley was awarded options to purchase 105,000 shares of Common Stock at a price of $6.00 per share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company's Adjusted EBITDA (as defined by the option agreement) for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000 and an additional 25% become exercisable on each April 30, 2001, 2002 and 2003. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Wiley remains continuously employed by the Company through that date.

1995 Stock Option and Incentive Award Plan (the "1995 Plan")

     The Company has reserved 2,550,000 shares for issuance under the 1995 Plan. The 1995 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the plan. Incentive stock options must be issued at exercise prices no less than the fair market value of the Common Stock at the date of the grant. Nonqualified options may be granted at exercise prices at or below the market value, but not at less than 50% of the market value of the Common Stock at the date of the grant. Options granted under the 1995 Plan will vest over a period of not more than ten years as determined by the Compensation Committee.

     At January 31, 2001, options for 1,861,029 shares were outstanding to various executive officers and other employees out of shares reserved for the 1995 Plan at option exercise prices ranging from $2.50 to $10.00 per share. As a result of the 1998 recapitalization in fiscal 1999 whereby the Company purchased 10,500,000 shares of Common Stock, the Company determined to allow holders of options to accept a $12.50 reduction of the option exercise prices or to voluntarily surrender such options to the Company and in exchange receive new options to purchase a reduced number of shares of Common Stock (which reflects the number of shares outstanding after the 1998 recapitalization) at exercise prices equal to the post Recapitalization trading price, with the same proportional vesting schedule as the options surrendered.

FY 1999 Stock Option and Incentive Award Plan (the "1999 Plan")

     The Company has reserved 750,000 shares for issuance under the 1999 Plan. The 1999 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. The 1999 Plan is administered by the Compensation Committee which has full authority to determine, among other things, the persons to whom awards under the 1999 Plan will be made, the number of shares of Common Stock subject to the awards, and the specific terms and conditions applicable to awards. Stock options granted under the 1999 Plan will have an exercise period of not more than ten years. At January 31, 2001, options for 209,300 shares were outstanding to various executive officers and other employees out of shares reserved for the 1999 Plan at option prices ranging from $3.03 to $5.75 per share.

Compensation Committee Interlocks and Insider Participation

     No current or former officer of the Company served as a member of the Compensation Committee.

PERFORMANCE GRAPH

     The performance graph below compares the cumulative total return to stockholders from January 31, 1996 through January 31, 2001, for a holder of Common Stock against the cumulative total return of the Standard & Poor's Midcap 400 Index ("S&P Midcap 400") and a group of peer companies over the same period. However, in reviewing this graph, stockholders should keep in mind the possible affect that the limited trading in the Common Stock may have on the price of such stock and the fact that, in the Company's judgment, there are no directly comparable companies which are publicly traded. The stock price performance depicted in the performance graph is not necessarily indicative of future stock price performance.

     The performance graph assumes $100 was invested on January 31,1996 and is based on closing price for the Common Stock of $9.625 per share on January 31, 1996 and closing prices for the S&P Midcap 400 and the common stock of the members of the industry peer group on January 31, 1996. The cumulative total stockholder return is based on share price appreciation plus dividends. The performance index for Samsonite at January 31, 1999 includes the return to an investor for the 1998 recapitalization transaction completed in fiscal 1999. The performance data is presented in the graph and in the table which follows the graph.

                                    [GRAPH]

--------------------------------------------------------------------------------------------------------
                    January 31,   January 31,   January 31,   January 31,    January 31,   January 31,
                       1996          1997          1998          1999           2000         2001
--------------------------------------------------------------------------------------------------------
Samsonite              $ 100         $ 424         $ 344         $ 257          $ 220        $ 115
--------------------------------------------------------------------------------------------------------

S&P Midcap 400         $ 100         $ 123         $ 154         $ 180          $ 208        $ 258
--------------------------------------------------------------------------------------------------------

Peer Group             $ 100         $ 118         $ 148         $ 145          $ 162        $ 164
--------------------------------------------------------------------------------------------------------

     During the year ended January 31, 2001, the peer group consists of the following publicly-held branded consumer durables manufacturers: Fortune Brands, Inc., Brunswick Corporation, The Black & Decker Corporation, Home Products International, Inc., Newell Rubbermaid Inc., and Salton Inc. Certain Peer Group companies presented in prior years have been replaced with a new Peer Group companies due to changes in the ownership and capital structure of the Peer Group companies presented previously.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information about persons known to the Company to be the beneficial owner of more that 5% of the Common Stock, and as to the beneficial ownership of the Common Stock by each of the Company's directors and executive officers and all of the Company's directors and executive officers as a group, as of April 30, 2001. Except as otherwise indicated, to the knowledge of the Company, the persons identified below have sole voting and sole investment power with respect to shares they own of record.

                                              Number of Shares
  Name and Address of Beneficial Owner       Beneficially Owned       Percent
  ------------------------------------       ------------------       -------

Apollo Investment Fund, L.P.                          5,945,901 (a)    30.05%
 c/o Apollo Advisors, L.P.
 2 Manhattan Road
 Purchase, New York 10577

Artemis America Partnership                           5,945,189 (b)    30.04%
 c/o RL&F Service Corporation
 Rodney Square
 P.O. Box 551
 Wilmington, DE 19899

CIBC Oppenheimer Corp.                                  724,830 (c)     3.53%
 425 Lexington Avenue
 New York, NY 10017

Richard R. Nicolosi                                     160,066          *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Mark H. Rachesky                                         51,491          *
 Mark Capital Partners
 335 Madison Avenue, 26th Floor
 New York, New York 10017

Luc Van Nevel                                           205,452 (d)      *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium

Thomas R. Sandler                                       165,509 (e)      *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Karlheinz Tretter                                       104,654 (f)      *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium

                                              Number of Shares
  Name and Address of Beneficial Owner       Beneficially Owned       Percent
  ------------------------------------       ------------------       -------

Richard H. Wiley                                         65,195 (g)      *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

Marc Matton                                              34,857 (h)      *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium

Giuseppe Fremder                                         48,126 (i)      *
 Via S. Andrea 2
 20121 Milan, Italy

Bernard Attal                                            17,886          *
 Heights Advisors LLC
 545 Fifth Avenue, Suite 1108
 New York, NY 10017

Leon D. Black                                            14,933 (j)      *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Robert H. Falk                                           20,272 (j)      *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Robert L. Rosen                                          14,933          *
 RLR Partners, L.P.
 825 Third Avenue, 40th Floor
 New York, New York 10022

Marc J. Rowan                                            14,933 (j)      *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

Stephen J. Solarz                                            65          *
 APCO Associates, Inc.
 1615 L Street, N.W., Suite 900
 Washington, DC 20036

Johan Tack                                               23,000          *
 Nevelse Warande 8
 B 9830 Sint-Martens-Latem

All Directors and Executive Officers as
a group                                                 941,373 (k)    4.63%

*Less than 1.0%

________________________

  (a) The number of shares indicated does not include 5,945,189 shares held by Artemis which are subject to a Stockholders' Agreement and as to which beneficial ownership is disclaimed. See also (k) below.

  (b) The number of shares indicated does not include 5,945,901 shares held by Apollo which are subject to a Stockholders' Agreement and as to which beneficial ownership is disclaimed. See also (k) below.

  (c) Represents warrants to acquire Common Stock issued to purchasers of units consisting of 13f% Senior Redeemable Exchangeable Preferred Stock and Warrants to purchase Common Stock, which units were issued on June 24, 1998.

  (d) Includes options to purchase 182,619 shares of Common Stock exercisable as of April 30, 2001.

  (e) Includes options to purchase 136,346 shares of Common Stock exercisable as of April 30, 2001.

  (f) Includes options to purchase 92,689 shares of Common Stock exercisable as of April 30, 2001.

  (g) Represents options to purchase 65,195 shares of Common Stock exercisable as of April 30, 2001.

  (h) Represents options to purchase 34,857 shares of Common Stock exercisable as of April 30, 2001.

  (i) Includes options to purchase 22,156 shares of Common Stock exercisable as of April 30, 2001.

  (j) Does not include shares held by Apollo. Each of Messrs. Falk and Rowan, directors of the Company, together with Mr. Black, a director of the Company, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., disclaims beneficial ownership of the securities held by Apollo.

  (k) Excludes shares listed above for Apollo and Artemis. If such shares were included, the aggregate number of shares beneficially owned by all directors and executive officers as a group would be 12,832,463, representing 63.14% of the outstanding Common Shares; however, Apollo and Artemis have entered into a Stockholders' Agreement whereby to the extent their aggregate beneficial ownership exceeds 34%, they have agreed to vote shares representing ownership in excess of 34% in proportion to the votes of other stockholders.

OTHER MATTERS

     The Board knows of no other business which will be presented at the Meeting. If other matters properly come before the Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

     The costs of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers or agents of the Company may solicit proxies by telephone, the Internet, facsimile or in person. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and may verify the accuracy of marked proxies by contacting record and beneficial owners of the Common Stock. The Company will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials.

                                                                         ANNEX A

                             SAMSONITE CORPORATION
                             DIRECTORS' STOCK PLAN
                             ---------------------

1.   PURPOSE
     -------

     1.1 The Samsonite Corporation Directors' Stock Plan (the "Plan") is intended to increase the proprietary interest of non-employee members of the Board of Directors (the "Board") of Samsonite Corporation (the "Company") by providing further opportunity for ownership of the Company's common stock ("Stock").

     1.2 The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), as such Rule may be amended from time to time ("Rule 16b-3") and shall be construed to so comply.

2.   ADMINISTRATION
     --------------

     2.1 The Plan shall be administered by the Compensation Committee (the "Committee") of the Board.

     2.2 The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter in relation to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.

3.   SHARES OF STOCK
     ---------------

     3.1  Shares Reserved. Shares of Stock which may be issued under the Plan
          ---------------
may either be authorized and unissued shares or issued shares which have been reacquired by the Company, provided that the total amount of Stock which may be issued under the Plan shall not exceed 400,000 shares.

     3.2  Capital Adjustments. In the event of a change in the number or class
          -------------------
of shares of Stock outstanding as a result of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or a similar corporate transaction, the maximum number or class of shares available under the Plan shall be proportionately adjusted to reflect any such change.

4.   DELIVERY OF SHARES OF STOCK
     ---------------------------

     4.1  Stock.  For each fiscal quarter, commencing with the fiscal quarter
          -----
beginning August 1, 1996, each non-employee member of the Board (an "Eligible Director") may elect to receive (as provided in Section 4.2) a whole number of shares of Stock equal in value to 100% of his fee payable for services as a director during such fiscal quarter in lieu of payment of his fee in cash. Such shares shall be delivered to each such Eligible Director on the 15th day following the end of each fiscal quarter (or if such date is not a business day, the next succeeding business day) for which such election is in effect (the "Normal Stock Payment Date"); provided that an Eligible Director shall be entitled to receive Stock in lieu of a fee for such quarter only to the extent that he is entitled to receive such fee.

     Each such share shall be valued at the closing price per share of Stock as reported on the NASDAQ National Market (the "Closing Price") on the last business day preceding the Normal Stock Payment Date (the "Share Value Price") on which such Closing Price is reported. The value of fractional shares shall be paid to the Eligible Director in cash.

     4.2  Timing and form of Elections.  Any election described in Section 4.1
          ----------------------------
hereof:

          (a) shall be in a writing executed by the Eligible Director and filed with the Secretary of the Company,

          (b) shall be made before the first day of the fiscal year in which the applicable retainer fee is earned and shall become irrevocable on the last day prior to the beginning of such fiscal year, except in the case of the fiscal year ending January 31, 1997, such election may be made prior to the beginning of the first day of the third fiscal quarter of such year and shall become irrevocable for the remainder of such fiscal year on the last day prior to the beginning of such fiscal quarter, and

          (c) shall continue until a director ceases to be a director or until he or she terminates or modifies such election by written notice, any such termination or modification to be effective as of the end of the fiscal year in which such notice is given with respect to fees payable in subsequent fiscal years.

5.   TERM OF PLAN
     ------------

     5.1 The Plan, which was adopted by the Board on May 15, 1996, is subject to approval by the stockholders of the Company on June 27, 1996; provided, however, that if the Plan is approved by stockholders, any election described in
Section 4.1 hereof which was made prior to such approval shall be deemed to be effective as of the date such election was made. In no event shall any delivery of shares of Stock be made to any director or other person under the Plan until such time as stockholder approval of the Plan is obtained.

     5.2 The Plan shall be deemed to be in effect at all times, without interruption or termination, from and after January 31, 2001.

6.   AMENDMENT; TERMINATION
     ----------------------

     The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part.

7.   MISCELLANEOUS
     -------------

     7.1 Each election to receive Stock shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of Stock pursuant thereto, such election may not be accepted or such issuance made, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification. The Company may require any director to whom Stock is to be issued, as a condition of receiving such Stock, to give written assurances in form and substance satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effect as the Company deems necessary or appropriate in order to comply with applicable securities laws.

     7.2 The Company may defer making delivery of Stock under the Plan until satisfactory arrangements have been made for the payment of any applicable taxes required to be withheld with respect to such payment.

     7.3 Nothing in this Plan shall be construed as conferring any right upon any director to continuance as a member of the Board.

     7.4 This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                                                         ANNEX B

                     CHARTER OF THE AUDIT COMMITTEE OF THE
                  BOARD OF DIRECTORS OF SAMSONITE CORPORATION
                     AS ADOPTED BY THE BOARD OF DIRECTORS
                               ON APRIL 18, 2000


I.   Audit Committee Purpose

          The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Samsonite Corporation (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

          . Monitor and oversee the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

          . Monitor the independence and performance of the Company's independent auditors.

          . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

          The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

          Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") and any agreement binding on the Company approved by the Board. The Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent non-executive directors (as required by NASD rules and any such agreement), free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

          Subject to the terms of any agreement approved by the Board, the Board may appoint to the Audit Committee one director who is not independent and is not a current employee or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination.

          Audit Committee members shall be appointed by the Board. If an Audit Committee Chair ("Chair") is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

          The Committee shall meet on a quarterly basis, or more frequently as circumstances dictate. The Chair (or in the absence of a Chair, the Committee) shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management and the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors on a quarterly basis to review the Company's financial statements prior to public release and significant findings based upon the auditors limited review procedures, and the Committee will meet at least annually to review the Company's revenue recognition and reserve policies and the implementation of these policies by the management of the Company.

III. Audit Committee Responsibilities and Duties

     Review Procedures
     -----------------

          1. Review and reassess the adequacy of this charter ("Charter") at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission ("SEC") regulations.

          2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Such review should include the appropriateness of the Company's revenue recognition policies and the adequacy of the Company's reserve policies.

          3. In consultation with the management and the independent auditors consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

          4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 ("SAS 61"). The Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Auditors
     --------------------

          1. The independent auditors are ultimately accountable to the Committee and the Board of Directors. The Committee shall oversee the independence and performance of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The Committee shall oversee the independence of the Company's independent auditors by, among other things:

               (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Committee; and

               (ii) actively engaging in a dialogue with the independent
                    auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action in response to the auditors' report to satisfy itself of the auditor's independence.

          2. Review the fees and other significant compensation to be paid to the independent auditors, as well as for any non-audit service provided by them.

          3. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

          4. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committees in accordance with SAS 61.

          5. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Internal Audit Department and Legal Compliance
     ----------------------------------------------

          1. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed

          2. Review the appointment, performance, and replacement of the internal auditor.

          3. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

          4. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

          5. Receive periodic reports from the Company concerning the adoption, implementation and compliance with the laws and regulations included in the Company's regulatory compliance functions and assess the impact of significant regulatory changes, or any other significant matters that may have a bearing on the Company.

     Other Audit Committee Responsibilities
     --------------------------------------

          1. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

          2. Perform any other activities consistent with this Charter, the Company's By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

          3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                   P R O X Y


                             SAMSONITE CORPORATION
                11200 East 45th Avenue, Denver, Colorado 80239
  This proxy is solicited on behalf of the Board of Directors for the Annual
                           Meeting on June 18, 2001

        The undersigned shareholder hereby appoints Douglas W. Sundby and Richard H. Wiley and each of them, proxies, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned in Samsonite Corporation at the annual meeting of stockholders to be held at the Hilton Garden Inn - Denver Airport, 16475 East 40th Circle, Aurora, Colorado, at 10:00 A.M. local time, on June 18, 2001, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. IF NO DIRECTIONS ARE GIVEN, THE EXECUTED PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3 AND AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES THE AUTHORITY GIVEN WITH RESPECT TO ANY EARLIER DATED PROXY SUBMITTED BY THE UNDERSIGNED.

                                                                 --------------
                     CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE
                                                                     SIDE
                                                                 --------------

(Front Side)

----
      Please mark
 X    votes as in
      this example
---

      -------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3
      -------------------------------------------------------------------

1.  Election of Directors                                   3.  Approval to ratify and approve the       FOR     AGAINST    ABSTAIN
    Nominees:  (01) Bernard Attal, (02) Leon D. Black,          appointment of KPMG LLP as independent   [_]      [_]         [_]
               (03) Johan Tack,  (04) Luc Van Nevel             auditors of the Company and its
                                                                subsidiaries for the Company's fiscal
                                                                year ending January 31, 2002.

               FOR         WITHHELD
               [_]           [_]

[_] _______________________________________                               MARK HERE   [_]
For all nominees except as noted above.                                   FOR ADDRESS
                                                                          CHANGE AND
                                                                         NOTE AT LEFT

2.  Amendment of 1996 Directors' Stock Plan for             Please sign this proxy and return it promptly whether or not you plan
    additional shares of Common Stock available for         to attend the meeting. If shares are registered in the names of joint
    issuance under the plan and to extend the term of       tenants or trustees, each tenant or trustee should sign.  If signing
    the plan.                                               for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the
      FOR       AGAINST    ABSTAIN                          meeting and decide to vote by ballot, such vote will supersede this
      [_]         [_]       [_]                             proxy.


________________________________   _________________        ________________________________________________   ___________________
Signature                          Date                     Signature                                          Date


(Back Side)